FOR IMMEDIATE RELEASE

SYMBOLLON ANNOUNCES FAVORABLE PHASE II TRIAL RESULTS FOR IOGEN

Contacts:
Symbollon:  Paul C. Desjourdy         Investors:  Tim Curtiss
            President/COO                         Wall Street Investor Relations
            (508) 620-7676, x12                   (877) 925-5784

FRAMINGHAM, MASSACHUSETTS, August 16, 2000 -- Symbollon Corporation (NASDAQ:SYMBA) today announced favorable preliminary results of a Phase II clinical trial for its patented drug, IoGen(TM). IoGen is being developed as a treatment for fibrocystic breast disease (FBD).

"The objective of our Phase II trial was to investigate IoGen's safety and efficacy at various dosage levels," said Jack H. Kessler, Ph.D., Chairman, CEO and Chief Scientific Officer of Symbollon. "We are pleased to report that the preliminary results of our trial are positive and statistically significant. We now need to replicate these results in larger-scale phase III trials."

"The successful completion of this proof-of-concept study is an important landmark in the life of Symbollon," added Dr. Kessler. "IoGen addresses a significant unmet need for over 24 million women in the United States, and many more worldwide. Over 5 million American women have sought treatment for fibrocystic breast disease. The beneficial effects seen in the Phase II study, along with the excellent safety profile, mandate the continued development of IoGen. We are committed to pursuing the commercialization of this drug."

"Previous  medical research has demonstrated that  therapeutically  administered molecular iodine can successfully treat FBD. Unfortunately, due to the difficulty of formulating molecular iodine, this treatment has not been made available to women. Our preliminary Phase II results, which follow favorable Phase I results and stability data, indicate that IoGen has the potential to help women who suffer from FBD," he concluded.

Paul C. Desjourdy, President and COO of Symbollon, stated, "Our decision to invest in IoGen was based on its tremendous market opportunity. Our priority is to complete its clinical development and move toward a Food and Drug Administration (FDA) approval. In the coming months, we plan to meet with the FDA to review the data and the design of the Phase III pivotal trials for IoGen."

Mr. Desjourdy also noted that, "Another important element of our plan is to initiate efforts to expand awareness and education for managing FBD. We are seeking cooperation from the medical community and professional and consumer organizations, both to promote improved breast care management and to impact early detection of breast cancer."


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The multi-center Phase II clinical trial treated over 100 patients with moderate to severe FBD in a placebo-controlled, double-blinded, randomized study. Three drug concentrations, 1.5 mg, 3.0 mg and 6.0 mg, were dosed daily for six months, followed by a two-month observation period.

In the Phase II trial, IoGen was well tolerated by the patients. There were also no drug-related serious adverse events.

The Company's definition of clinical success for IoGen in the Phase II trial is based on the same assessment tools that were used to evaluate the only FDA-approved drug to treat FBD, danazol. The primary variables assessed were breast pain, breast tenderness and nodularity. IoGen patients were scored a success only if improvement was observed in all three measures. Danazol's criteria for success only required improvement in nodularity, with no worsening in the other two symptoms.

111 patients were randomized. This group included 80 patients who competed the Phase II trial with symptoms at baseline, and therefore could be successfully treated under Symbollon's definition of clinical success. For the 80 patients who completed the trial, IoGen was clinically successful in 7 of 28 (25%) patients in the 3.0-mg group and 5 of 27 (20%) patients in the 6.0-mg group, compared to no positive responders in the placebo (n=15) and 1.5 mg (n=10) groups. Additionally, for these 80 patients, there was a statistically significant association between dose and response (p=0.047).

For the entire 111 patients randomized, IoGen was clinically successful in 7 of 38 (18%) patients in the 3.0-mg group and 5 of 40 (13%) patients in the 6.0-mg group, compared to no positive responders in the placebo (n=17) and 1.5 mg (n=16) groups. When the 3 and 6 mg groups of randomized patients are combined, the results were statistically significant (p= 0.016), when compared to the placebo and 1.5 mg groups combined.

Further supporting the positive findings are the preliminary results of a validated, health-related quality of life questionnaire. The questionnaire was developed by the Lewin Group for women with FBD, who were treated with iodine. Seven FBD symptom scales were analyzed. Statistically significant differences were achieved between the placebo and IoGen groups (as a whole) for four of these FBD symptom-related outcomes at p<0.05 and one at p<0.020.

In connection with this announcement, Symbollon will host a conference call for investors and other interested parties. The call will take place at 11:00 AM EDT on August 16th. Participants can dial 800/923-4216 and request to be connected to the Symbollon conference call. International callers should dial 904/779-4715. To ensure a prompt start to the call, participants are requested to connect to the call 10 minutes before the scheduled start. A replay of the call will be available until midnight on August 18th. The replay will be available at 800/252-6030. The access code for the replay is 6762680.

Symbollon Corporation is engaged in development of proprietary iodine-based compounds for the prevention and treatment of various human diseases. The Company's development efforts are currently focused on fibrocystic breast disease, ophthalmology and dermatology.

This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For example, the Company's analysis of clinical results is ongoing, and future analyses may not necessarily support conclusions to date. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, such factors as may be disclosed from time-to-time in the Company's reports as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

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